EXHIBIT 99.1

                      MEDICAL SCIENCE SYSTEMS CHANGES NAME
                          TO INTERLEUKIN GENETICS, INC.

SAN ANTONIO, TX - AUGUST 20, 1999 -- Medical Science Systems, Inc. (NASDAQ
SmallCap: MSSI) today announced that it has changed the Company's name to Interleukin Genetics, Inc. Trading will begin under the Company's new NASDAQ symbol, ILGN, on Monday, August 23, 1999. Shareholders of the Company approved the name change today at the Company's annual shareholder meeting.

The shareholders also approved the Company's $5 million private placement of Series A Preferred Stock, which was completed in June 1999. In accordance with the terms of the private placement, the 2,200,000 shares of Series A Preferred Stock were automatically converted into 11,000,000 shares of common stock. The Company now has 16,558,835 shares of common stock outstanding and no shares of preferred stock outstanding.

Other items approved by shareholders were the re-election of all five of the current members of the Board of Directors, an increase in the number of authorized shares of common stock from 10,000,000 to 50,000,000 shares, adoption of the Company's employee stock purchase plan, and appointment of Arthur Andersen LLP as independent public accountants for the Company.

The Company has 17 patents issued or pending that focus on the interleukin-1 gene cluster. The interleukin-1 gene cluster is a segment of the human genome which regulates the production of the interleukin-1 proteins. Interleukin-1 proteins play an important role in a wide variety of acute and chronic inflammatory diseases. The Company's patents show how genetic variations in this gene cluster influence the development and rate of progression of these diseases.

Philip Reilly, M.D., Chairman of the Board of Medical Science Systems stated, "The Company has a strong patent portfolio based on the interleukin area of the human genome. We feel that the name change reflects our focus on this very specific area." Reilly continued, "The scientific evidence of a strong inflammatory component in many common chronic diseases continues to build, and this correlates nicely with our findings in the interleukin area. We are most excited about our findings in regard to risk for coronary artery disease."

Interleukin Genetics, Inc. develops and commercializes genetic diagnostic tests and medical research tools. ILGN is developing tests for osteoporosis, coronary artery disease, diabetic retinopathy, asthma and meningitis/sepsis. PST(R), a test predictive of risk for periodontal disease, is currently available in the United States and will soon be available in most major dental markets in the world. ILGN also develops and licenses its medical research tools, such as BioFusion(R), to pharmaceutical companies for use in drug discovery and development.

PST(R) is a registered service mark of Interleukin Genetics, Inc. BioFusion(R) is a registered trademark of Interleukin Genetics, Inc. Additional information can be found on Interleukin Genetic's website at WWW.ILGENETICS.COM.

CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, RISK OF MARKET ACCEPTANCE OF COMPANY PRODUCTS, RISK OF TECHNOLOGY AND PRODUCTS OBSOLESCENCE, DELAYS IN DEVELOPMENT OF PRODUCTS, RELIANCE ON PARTNERS, COMPETITIVE RISKS AND THOSE RISKS AND UNCERTAINTIES DESCRIBED IN THE COMPANY'S FORM S3 FILED JULY 23, 1999 (COMMISSION FILE #333-83631), AND THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1998, AND IN OTHER FILINGS MADE BY THE COMPANY WITH SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.